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                                                                      EXHIBIT 10

                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                               SEPTEMBER 18, 1996

                                  BY AND AMONG

                             EQUITY MARKETING, INC.

                                       AND

                      THE STOCKHOLDERS OF EPI GROUP LIMITED
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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of September 18, 1996 (this "AGREEMENT"), by and among Equity Marketing, Inc., a Delaware corporation ("EQUITY") and Michael Beck, Philip D. Beck, Christopher Reynolds, Merryl Lambert Reynolds and Ronda Drummond (the "EPI HOLDERS"). Capitalized terms used in this Agreement are defined in Article VII.


                                R E C I T A L S :


         WHEREAS, the EPI Holders in the aggregate hold all of the common stock, par value $.01 per share (the "EPI COMMON STOCK"), of EPI Group Limited, a Delaware corporation ("EPI");

         WHEREAS, the parties wish for Equity or a wholly-owned subsidiary of Equity to acquire all of the issued and outstanding EPI Common Stock (the "ACQUISITION") subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, Equity and the EPI Holders hereby agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

         SECTION 1.01. PURCHASE PRICE. On the Closing Date Equity or a wholly-owned subsidiary of Equity shall purchase from the EPI Holders and each EPI Holder shall sell to Equity or to such subsidiary the shares of EPI Common Stock held by such EPI Holder, which in the aggregate shall constitute all of the issued and outstanding equity securities of EPI. As aggregate consideration for such EPI Common Stock, Equity will pay the EPI Holders, ratably in proportion to their holdings of the respective classes of EPI Common Stock as set forth on Schedule A:

                  (a) Initial Consideration. On the Closing Date, Equity shall pay initial cash consideration of $2,891,851, of which $1,640,518 shall be paid to the Class A Holders, $1,051,333 shall be paid to the Class B Holders and $200,000 shall be paid to the Class C Holder.

                  (b) Yearly Installment Payments for 1997, 1998, and 1999. If the Pre-tax Income of the EPI Business in 1997, 1998, or 1999 is equal to or greater than


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$736,791.75 (as from time to time adjusted pursuant to Section 1.03, the
"MINIMUM EPI INCOME"), Equity will make an installment payment to the EPI Holders in the following year equal to the product of (i) $713,950 for 1997, $713,950 for 1998 and $463,951 for 1999 (as from time to time adjusted pursuant to Section 1.03, the respective "MAXIMUM INSTALLMENT PAYMENTS") and (ii) a number the numerator of which shall be the amount of Pre-Tax Income earned in that year and the denominator of which (as from time to time adjusted pursuant to Section 1.03, the "BASE INCOME") shall be $982,389; provided, however, that no such payment shall exceed the applicable Maximum Installment Payment. Notwithstanding the foregoing, if Equity terminates the employment of any Class B Holder or the Class C Holder within one year from the date hereof other than for justifiable cause, the installment payment due to the EPI Holders for 1997 shall be $713,950 without regard to the 1997 Base Income. Except as set forth in the immediately preceding sentence, no payment under this Section 1.01(b) will be made for any year in which Pre-tax Income is less than the Minimum EPI Income. Any payments under this Section 1.01(b) shall be allocated 49.5% to the Class A Holders, 40.5% to the Class B Holders and 10% to the Class C Holder; provided, however, that any such payments shall be made 90% to the Class B Holders and 10% to the Class C Holder until the Class B Holders and the Class C Holder shall have received aggregate consideration under this Section 1.01 of $177,778. These payments shall be made no later March 31 of the following year.

                  (c) Incremental Payments for 1997, 1998, or 1999. To the extent the Pre-tax Income of the EPI Business in any of 1997, 1998 and 1999 exceeds the Base Income, Equity will pay the Class B Holders incremental consideration equal to 13.3% of the difference between the Base Income and the Pre-tax Income of the EPI Business for that year and will pay the Class C Holder incremental consideration equal to 6.7% of the difference between the Base Income and the Pre-tax Income of the EPI Business for that year; provided, however, that the maximum aggregate consideration payable by Equity under this Agreement shall be $12,500,000. Any payments under this Section 1.01(c) shall be contingent upon the recipient being an employee of Equity on the last Business Day of the year to which such payment relates; provided, however, that Equity shall make such payments to any Class B Holder or Class C Holder whose employment is terminated by Equity other than for justifiable cause (as defined in the employment agreement between Equity and such holder). These payments shall be made no later than March 31 of the following year.

         Section 1.02.     Calculation of Installment and Incremental Payments.

                  (a) For each of 1997, 1998 and 1999, Equity and the Class B Holders and the Class C Holder (if then employed by Equity) shall collectively prepare an EPI pre-tax income budget in a form substantially similar to Exhibit I (the "EPI PRE-TAX INCOME BUDGET"). The EPI Pre-tax Income Budget shall be prepared in accordance with the accounting methods utilized by Equity for other business units of Equity and shall be incorporated into the overall pre-tax income budget for Equity, subject to the approval by the Board of Directors of Equity of such overall budget.

                  (b) Upon determination of Equity's financial results for each of 1997, 1998 and 1999 but in any event no later than March 31 of the following year, Equity


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shall prepare and submit to the EPI Holders (i) a schedule setting forth the actual EPI Pre-tax Income for the applicable year and a comparison of the EPI Pre-tax Income Budget to the actual EPI Pre-tax Income for such year, and (ii) a schedule setting forth any yearly installment payment and incremental payment due to the EPI Holders pursuant to Section 1.01 and the calculations upon which such payment amounts are based. Additionally, Equity shall cause Arthur Andersen or another accounting firm mutually agreeable to Equity and the EPI Holders to prepare and submit to the EPI Holders an "agreed upon procedures" letter verifying the accuracy of the calculations utilized in preparing such schedules, and which shall include "negative assurances" that nothing has come to the attention of such firm to indicate that the calculation of Pre-tax Income was not prepared based upon the same accounting methodology as that used with respect to other business units of Equity. The EPI Holders shall be deemed to have accepted such schedule and calculations unless they notify Equity in writing within fourteen days of the delivery of such schedules and the related "agreed upon procedures" letter or, if no Class B Holder is then employed by Equity, within 30 days of such delivery.

                  (c) If one or more EPI Holders notify Equity in writing within fourteen days of the delivery of such schedules and the related "agreed upon procedures" letter (or, if no Class B Holder is then employed by Equity, within 30 days of such delivery) of any dispute with the schedules and calculations provided by Equity pursuant to Section 1.02(b) (a "DISPUTE NOTICE"), Equity shall consult with the EPI Holders or their representatives to answer questions with respect to such schedule and calculations and attempt in good faith to resolve such dispute. Equity shall pay any undisputed amounts due under Section
1.01 to the EPI Holders no later than March 31 of the year following the year to which such payment relates.

                  (d) So long as either Class B Holder is employed by Equity, such Class B Holder or Holders shall be entitled to receive copies of the EPI Pre-tax Income Budget and a monthly report comparing actual EPI Pre-tax Income for the prior month with the EPI Pre-tax Income Budget, and Equity shall consult with such EPI Holders to answer questions with respect to such budget, report and calculations.

                  (e) If both Class B Holders for any reason have ceased to be employed by Equity, and the aggregate amount of all disputed items is $25,000 or greater, the EPI Holders may refer the matter, within fourteen days of the delivery to Equity of the Dispute Notice, to a "big six" accounting firm mutually agreeable to the EPI Holders and Equity (the "INDEPENDENT ACCOUNTANTS"), which firm shall then review the item or items in dispute and determine any amount due from Equity to the EPI Holders hereunder. The Independent Accountants shall act as experts and not as arbitrators. Equity shall cooperate fully with the Independent Accountants and shall make available to the Independent Accountants all records, working papers and other information as the Independent Accountants may reasonably request. The Independent Accountants shall communicate their determination in writing to Equity and the EPI Holders, and their determination shall be final and binding upon Equity and the EPI Holders except in the case of manifest error. Equity shall pay promptly to the EPI Holders any additional amounts that the Independent Auditors determine are due hereunder and the EPI Holders shall promptly refund to Equity any overpayments that the


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Independent Accountants determine have been made by Equity. If the Independent
Accountants determine that the additional amount of Pre-Tax Income is $25,000 or greater, the costs of the Independent Accountants shall be borne by Equity; otherwise, the cost of the Independent Accountants shall be borne jointly by the EPI Holders.

         SECTION 1.03.     SALE OF EPI BUSINESS.

                  (a) If Equity shall sell all or substantially all of the EPI Business prior to December 31, 1999, it shall pay to the EPI Holders promptly following the closing of such sale the present value of the maximum payments remaining under Section 1.01(b) (discounted at the one-year United States treasury bill rate then in effect from the date on which such payments otherwise would have become due). In addition, to the extent that the sale price is greater than the aggregate of amounts (i) paid by Equity to the EPI Holders prior to the date of such sale, (ii) due to the EPI Holders with respect to any prior year and (iii) due to the EPI Holders pursuant to the first sentence of this Section 1.03(a), Equity will pay the Class B Holders incremental consideration equal to 13.3% of such excess amount and will pay the Class C Holder incremental consideration equal to 6.7% of such excess amount; provided, however, that the maximum aggregate consideration payable by Equity under this Agreement, including any payments made pursuant to this Section 1.03(a), shall be $12,500,000.

                  (b) If Equity shall sell a portion (but less than substantially all) of the EPI Business prior to December 31, 1999, it shall pay to the EPI Holders promptly following the closing of such sale the present value (discounted at the one-year United States treasury bill rate then in effect from the date on which such payments otherwise would have become due) of the product of (i) the maximum payments remaining under Section 1.01(b) and (ii) a number (the "PARTIAL SALE MULTIPLIER") the numerator of which is the revenues of the portion of the EPI Business being sold for the last twelve complete months prior to the date of such sale and the denominator of which is the revenues of the EPI Business as a whole for the last twelve complete months prior to the date of such sale. Following any such partial sale the Base Income shall be equal to the product of the Base Income immediately prior to such sale and a number equal to the difference between one and the Partial Sale Multiplier (the "REMAINDER MULTIPLIER"); the Minimum EPI Income shall be the product of the Minimum EPI Income immediately prior to such sale and the Remainder Multiplier; and the aggregate amount of any remaining Maximum Installment Payments shall be reduced by the aggregate amount paid to the EPI Holders under this Section 1.03(b), such reduction to be divided evenly among the remaining installment payments.

         SECTION 1.04.     CLOSING.

                  (a) The closing (the "CLOSING") of the Acquisition shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, concurrently with the execution of this Agreement.

                  (b) At the Closing, each EPI Holder shall deliver to Equity certificate(s) representing all of the EPI Common Stock owned by such EPI Holder, accompanied by


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stock power(s) duly executed in blank, and with all necessary stock transfer and other documentary stamps attached.

                  (c) At the Closing, Equity shall pay the initial consideration to each EPI Holder as set forth in Section 1.01(a) in same day funds or by wire transfer.

                  (d) If any EPI Holder, in breach of such EPI Holder's obligations under this Agreement, shall fail or refuse to deliver to Equity at the Closing any of his or her EPI Common Stock, or shall fail or refuse to sign and deliver any other document or instrument required to be signed and delivered, or perform any other act required to be performed by such EPI Holder by any of the provisions of this Agreement, such failure or refusal shall not relieve the other EPI Holders of their obligations under this Agreement.

                  (e) Each EPI Holder hereby waives any and all rights of pre-emption that such EPI Holder may have in relation to the transfer by any other EPI Holder to Equity of shares of EPI Common Stock and each EPI Holder hereby consents to the transfer of such shares to Equity in accordance with the provisions of this Agreement.


                                   ARTICLE II

                          INDIVIDUAL REPRESENTATIONS OF
                                 THE EPI HOLDERS

         Each EPI Holder, severally and not jointly, hereby represents and warrants to Equity as follows:

         SECTION 2.01. OWNERSHIP OF EPI COMMON STOCK. Such EPI Holder is the record and beneficial owner of all the outstanding shares of the capital stock of EPI set forth opposite the name of such EPI Holder on Schedule A to this Agreement, and owns such shares free and clear of all Liens, restrictions and other encumbrances (other than restrictions imposed by United States and state securities laws).

         SECTION 2.02. AUTHORITY. Such EPI Holder has full right, power and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been duly executed and delivered by him or her and constitutes the legal, valid and binding obligation of such EPI Holder, enforceable against him or her in accordance with its terms.

         SECTION 2.03. VALIDITY OF TRANSACTIONS. The execution and delivery of this Agreement by such EPI Holder does not, and the performance of this Agreement (including without limitation the execution, delivery and performance of the ancillary agreements referred to herein) by such EPI Holder will not, conflict with, or result in any violation of or default or loss of any benefit under, or require the consent of any other party to, any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality


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to which such EPI Holder is a party or to which any of the property of such EPI
Holder is subject.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF THE
                   CLASS A AND CLASS B HOLDERS RESPECTING EPI


         Except as set forth (by reference to the applicable section of this Agreement) in the disclosure schedule previously delivered to Equity (the "EPI DISCLOSURE SCHEDULE"), the Class A and Class B Holders, severally in the proportions set forth on Schedule B and subject to Section 6.03, hereby represent and warrant to Equity as follows:

         SECTION 3.01. ORGANIZATION. EPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. EPI is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not have a Material Adverse Effect, all of which jurisdictions are set forth on the EPI Disclosure Schedule. The EPI Holders have heretofore delivered to Equity true and correct copies of the Certificate of Incorporation and By-laws of EPI as in effect on the date hereof.

         SECTION 3.02. [intentionally omitted]

         SECTION 3.03. SUBSIDIARIES. The EPI Disclosure Schedule contains a list of all corporations, partnerships, joint ventures and other entities in which EPI has, directly or indirectly, any legal or beneficial interest (individually a "EPI SUBSIDIARY" and collectively the "EPI SUBSIDIARIES") and indicates: (a) the percentage and type of equity securities of or other interest in the EPI Subsidiary owned or controlled by EPI; (b) the identity of any other beneficial or record owner of any such EPI Subsidiary, the percentage and type of such ownership and the terms related thereto; (c) the jurisdiction of incorporation or organization; (d) each jurisdiction in which it is qualified or licensed to conduct its business; and (e) in the case of any joint venture, the identity of each other joint venture partner and the terms related thereto.

         SECTION 3.04. CAPITALIZATION; STOCK OWNERSHIP.

                  The authorized, issued and outstanding capital stock of EPI is as set forth on the EPI Disclosure Schedule. All of the issued and outstanding shares of EPI are owned, of record and beneficially, by the EPI Holders as set forth on Schedule A. There are no shares of common stock of EPI held as treasury shares. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of EPI are as set forth in EPI's Certificate of Incorporation, and all such designations, powers, preferences, rights, qualifications,


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limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. All outstanding shares of capital stock of EPI have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding securities of EPI were issued in compliance with all applicable federal and state securities laws. None of the outstanding securities has been issued in violation of any pre-emptive rights, rights of first refusal or similar rights. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, pre-emptive rights or agreements or instruments or understandings of any character to which EPI is a party or by which EPI is bound, obligating either EPI to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of its capital stock or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, pre-emptive right or agreement. There are no outstanding obligations, contingent or other, of EPI to purchase, redeem or otherwise acquire any shares of its capital stock. There are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to any of the capital stock of EPI.

         SECTION 3.05. NO VIOLATION. The execution and delivery of this Agreement by the EPI Holders does not, and the consummation by the EPI Holders of the transactions contemplated hereby, and compliance with the terms hereof will not, (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the Certificate of Incorporation or By-laws of EPI; (b) conflict with, or result in any violation of or default or loss of any benefit under, any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which EPI is a party or to which any of its property is subject; (c) conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which EPI is a party or to which any of its property is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, would result in a default or loss of any right thereunder or the creation of any lien, charge or encumbrance upon any of the assets or properties of EPI; or (d) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any EPI Government License. EPI is in compliance with all applicable laws, rules or regulations relating to or affecting the operation, conduct or ownership of its property or business, other than violations that do not, and would not reasonably be expected to, have a Material Adverse Effect.

         SECTION 3.06. APPROVALS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the EPI Holders will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which EPI is a party or to which any of its properties are subject, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required or advisable by EPI in connection with the execution and delivery of this Agreement, the consummation of the


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transactions contemplated hereby, or the performance by EPI and the EPI Holders of their respective obligations hereunder.

         SECTION 3.07. FINANCIAL STATEMENTS AND OTHER INFORMATION.

                  (a) The EPI Holders have delivered to Equity (i) true, correct and complete copies of EPI's audited balance sheet as of December 31, 1995 (together with the auditors' reports thereon) and the related unaudited statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended December 31, 1995, together with notes to such financial statements (the "1995 FINANCIAL STATEMENTS"); and (ii) true, correct and complete copies of EPI's unaudited balance sheets as at June 30, 1996, and the related statements of operations for the six-month period then ended (the "INTERIM FINANCIAL STATEMENTS"). The 1995 Financial Statements and Interim Financial Statements are herein collectively referred to as the "FINANCIAL STATEMENTS".

                  (b) The Financial Statements are in accordance with the books and records of EPI and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, and the balance sheets included therein present fairly as of their respective dates the financial condition of EPI (subject, in the case of Interim Financial Statements, to year-end adjustments that may be required upon audit, which adjustments will not have a material effect on such financial statements); provided, however, that the accuracy and completeness of the foregoing representation shall be deemed not to be affected by any subsequent adjustments due merely to any change in inventory as at March 31, 1995 or changes in the inventory value (but not inventory quantity). The Financial Statements present fairly the information purported to be shown thereby and the statements of operations included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein.

                  (c) Since June 30, 1996 there has been no change materially adverse to the assets or liabilities, the business or condition (financial or otherwise), or the results of operations of EPI, whether as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or otherwise.

         SECTION 3.08. NO UNDISCLOSED LIABILITIES. Except as set forth in the notes to the Financial Statements (or on an explanatory schedule to the June 30, 1996 balance sheet, the liabilities on the June 30, 1996 balance sheet consist solely of accrued obligations and liabilities incurred by EPI in the ordinary course of business to Persons that are not Affiliates of EPI. There are no liabilities of EPI of any kind, including without limitation documentary or standby letters of credit, bid or performance bonds, or customer or third party guarantees, and no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than (i) liabilities disclosed in the Financial Statements; and (ii) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business and consistent with past practice (none of which is a liability for breach of contract, breach of warranty,


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tort, infringement claim or lawsuit). There are no asserted claims for indemnification by any Person against EPI under any law or agreement or pursuant to the Certificate of Incorporation or By-laws of EPI and neither EPI nor any EPI Holder has knowledge of facts or circumstances that would reasonably be expected to give rise to the assertion of such a claim against EPI thereunder.

         SECTION 3.09. CORPORATE ACTION. All corporate action of the Board of Directors and of the stockholders of EPI taken on or prior to the date hereof has been duly authorized, adopted or ratified in accordance with applicable law and the Certificate of Incorporation and By-laws of EPI, and has been duly recorded in its corporate minute books (which have been made available for inspection by Equity).

         SECTION 3.10. EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE. Since the Balance Sheet Date, EPI has not (a) issued any capital stock, bond or other corporate security (including without limitation securities convertible into or rights to acquire capital stock) except in connection with the EPI Recapitalization; (b) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred, liabilities under contracts entered into, borrowings under the banking facilities disclosed (together with the amounts outstanding under such facilities as of the date hereof) on the EPI Disclosure Schedule and liabilities in respect of letters of credit issued under such banking facilities, all of which were in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the most recent balance sheet included in the Financial Statements and current liabilities incurred since the Balance Sheet Date in the ordinary course of business; (d) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities; (e) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable; (f) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim; (g) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset; (h) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business; (i) suffered any adverse change in its relations with, or any loss or threatened loss of, any of its suppliers or customers disclosed pursuant to Section 3.21; (j)(i) granted any severance or termination pay to any of its directors, officers or employees; (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) or arrangement with any of its directors, officers or employees; (iii) increased any benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increased the compensation, bonus or other benefits payable to any of its directors or officers or, other than in the ordinary course of business and consistent with past practice, employees; (k) made any material change in the scope or nature of its business or operations; (l) made any material change in any method of accounting or accounting practice, except for any such change required by reason of a concurrent change in generally accepted accounting principles or disclosed in the Financial Statements; (m) entered into any transaction


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except in the ordinary course of business or as otherwise contemplated hereby;
or (n) entered into any commitment (contingent or otherwise) to do any of the foregoing.

         SECTION 3.11. TAXES. Except for matters that would not have a Material Adverse Effect, (a) all tax returns (including, without limitation, income, profit, franchise, sales and use, excise, severance, occupation, property, gross receipts, payroll and withholding tax returns and information returns), deposits and reports (all such returns, deposits and reports herein referred to collectively as "TAX RETURNS" or singularly as a "TAX RETURN") of or relating to any federal, state, local or foreign or other governmental tax (all, together with any penalties, additions to tax, fines and interest thereon or related thereto, herein referred to collectively as "TAXES" or singularly as a "TAX") that are required to be filed or deposited (taking into account all extensions) for, by, on behalf of or with respect to EPI have been filed or deposited and all Taxes shown to be due and payable on such Tax Returns have been paid in full; (b) all such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein and reflect all liabilities for Taxes for the periods covered by such Tax Returns; (c) all Taxes imposed on EPI (or for which EPI is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements)), for all periods which are due and payable on or before the Closing Date, have been or will be paid when due or adequately reserved against on the EPI Balance Sheet;
(d) none of such Tax Returns are now under audit or examination by any federal, state, local or foreign or other Governmental Entity and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against EPI or with respect to any such Tax Return or any suits or other judicial or administrative actions, proceedings, investigations or claims now pending or, to the knowledge of EPI or any EPI Holder, threatened against EPI with respect to any Tax; (e) the latest balance sheet included in the Financial Statements reflects and includes adequate provisions for the payment in full of any and all Taxes for which EPI is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such balance sheet; and (f) all Taxes for which EPI is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements), for periods beginning after December 31, 1995 through the Closing Date have been, or will be, paid when due or adequately reserved against on the books of EPI on or prior to the Closing Date and an amount of cash equal to the amount of such reserve will have been set aside for payment of such Taxes. There is no tax lien, whether imposed by any federal, state, county, local or foreign taxing authority, outstanding against the assets, properties or business of EPI. All material elections and consents with respect to any Tax (or the computation thereof) affecting EPI as of the date hereof are obvious from the Tax Returns or are set forth on the EPI Disclosure Schedule. EPI has not agreed to make nor is required to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise. EPI is not a party to any agreement, contract, arrangement or plan that has resulted, or as a consequence of the transactions contemplated hereby will result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of Section 280G of the Code. EPI has not elected not to be treated under Section 341(f) of the Code. None of the EPI Holders is a person other than a U.S. person within meaning of Code. EPI is not party to or bound by any tax indemnification, tax sharing or tax allocation agreements.

         SECTION 3.12. LITIGATION. There is no action, suit, investigation, arbitration or proceeding pending or, to the knowledge of EPI or any EPI Holder, threatened against or affecting EPI or any of its properties or rights, by or before any Governmental Entity, or any basis in fact therefor known to EPI or any EPI Holder, against or involving EPI or any of its officers, directors or employees (in their capacity as such), assets, business or products, whether at law or in equity. With respect to each litigation or claim described in the EPI Disclosure Schedule, copies of all pleadings, filings, correspondence with opposing parties and their counsel, opinions of counsel, results of studies, judgments, orders, attachments, impositions of or recordings of Liens and other documents have been furnished to Equity.

         SECTION 3.13. COMPLIANCE WITH LAWS. The business of EPI has not been conducted in violation of any law or any ordinance or regulation of any Governmental Entity (including without limitation any law, ordinance or regulation with respect to charitable solicitations), except for violations that would not reasonably be expected to have a Material Adverse Effect. No investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, foreign, state or local taxing authority) with respect to EPI is pending or, to the knowledge of EPI or any EPI Holder, threatened. Neither EPI nor, to the knowledge of EPI or any EPI Holder, any director, officer, consultant or employee of EPI (in their capacity as such), is in default with respect to any order, writ, injunction or decree known to or served upon EPI of any Governmental Entity or Regulatory Authority. There is no existing law, rule, regulation or order, whether federal, state, local or foreign, which would prohibit or materially restrict EPI from, or otherwise materially adversely affect EPI in, conducting its business as now conducted in any jurisdiction in which it is now conducting business.

         SECTION 3.14. TITLE TO PROPERTY.

                  (a) The EPI Disclosure Schedule identifies all of the rights and interests in real property and leasehold estates owned by EPI as of the date hereof, and the nature and amount of its respective interest therein. EPI does not own any real property, and has valid, subsisting and enforceable leases to all leasehold estates identified and reflected in the EPI Disclosure Schedule (with such exceptions as do not, individually or in the aggregate, materially interfere with the use made and proposed to be made of such properties by EPI and would not reasonably be expected to have a Material Adverse Effect) and either good and marketable title or rights as lessee to all personalty of any kind or nature owned or used by EPI in its business, in each case free and clear of all Liens, except for (i) Liens, encumbrances, defects or irregularities of title identified on the EPI Disclosure Schedule which, individually or in the aggregate, do not detract from or materially interfere with the present or reasonably foreseeable use or value of the properties subject thereto; and (ii) Liens for non-delinquent ad valorem taxes and non-delinquent statutory liens arising other than by reason of default by EPI. EPI as lessee has the right under valid leases to occupy, use and possess all property leased by EPI as now occupied, used and possessed by EPI. At the Closing, EPI will own, free and clear of all Liens, other than those permitted or disclosed hereunder, all the assets (including without limitation all cash) included in the June 30, 1996 balance sheet included in the Interim Financial Statements and all assets acquired since that date, other than assets disposed of in the ordinary course of business. EPI owns all trademarks listed on the EPI Disclosure Schedule, free and clear of all Liens.

                  (b) Each lease or agreement under which EPI is a lessee or lessor of any property, real or personal, is a valid and binding agreement of EPI and, to the knowledge of EPI or any EPI Holder, the other party thereto (in each case subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and with such exceptions as are, individually or in the aggregate, not material and do not, individually or in the aggregate, materially interfere with the use made and proposed to be made of such properties by EPI) without any default by EPI thereunder and, to the knowledge of EPI or any EPI Holder, without any default thereunder by any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by EPI under any such lease or agreement or, to the knowledge of EPI or any EPI Holder, by any other party thereto. The possession of EPI of such property has not been disturbed and no claim has been asserted in writing against EPI adverse to its rights in such leasehold interests.

         SECTION 3.15. CONDITION OF PROPERTY AND RELATED MATTERS.

                  (a) None of the premises or equipment of EPI are in need of maintenance or repairs that EPI would be obligated to perform pursuant to the terms of any applicable lease or applicable law other than ordinary routine maintenance and repairs which would not reasonably be expected to have a Material Adverse Effect.

                  (b) All properties and tangible assets (other than cash, inventories and accounts receivable) are reflected in the latest balance sheet included in the Financial Statements at their net depreciated cost in accordance with generally accepted accounting principles.

                  (c) The inventories owned by EPI shown in the latest balance sheet included in the Financial Statements are valued at cost (as defined in the EPI Disclosure Schedule). Since the Balance Sheet Date the inventories of EPI have been maintained at levels consistent with past practice as reflected on their books and records, and EPI has not caused its inventories to be materially increased or decreased, other than in the ordinary course of business consistent with past practice.

                  (d) The accounts receivable of all kinds of EPI, net of applicable allowances in accordance with generally accepted accounting principles consistently applied, included in the latest balance sheet included in the Financial Statements, are collectible in full (including in the amount of such collections any amounts written off by EPI prior to June 30, 1996 but subsequently collected) prior to December 31, 1997 (by use of normal collection methods without resort to litigation or reference to a collection agency); there do not exist any defenses, counterclaims and set-offs which would materially affect such receivables; and all such receivables are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of EPI. EPI has fully performed all material obligations with respect thereto which it was obligated to perform to the date hereof. EPI has delivered to Equity a detailed aged trial balance for the accounts receivable as of June 30, 1996.

         SECTION 3.16. CONTRACTS.

                  (a) The EPI Disclosure Schedule contains a complete list of all currently effective written or oral (i) license or other agreements relating in whole or in part to Intellectual Property (including any license or other agreement under which EPI has the right to use any of the same owned or held by any third person) (the "EPI LICENSES"); (ii) employment contracts, arrangements or policies (including without limitation any collective bargaining contract or union agreement) of EPI which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits); (iii) leases, sales contracts and other agreements with respect to any property, real or personal, of EPI, except for leases of personal property involving less than $5,000 individually and $15,000 in the aggregate and contracts with customers and suppliers not required to be disclosed under subsection (ix) below; (iv) contracts or commitments for capital expenditures or acquisitions in excess of $5,000 for one project or set of related projects and $15,000 in the aggregate; (v) agreements, contracts, indentures or other instruments relating to the borrowing of money, or the guarantee of any obligation (third party or otherwise) for the borrowing of money; (vi) contracts or agreements providing for any covenant not to compete by EPI or otherwise restricting in any way the ability of EPI to engage in any business activity (including a description of the businesses to which the covenant not to compete applies), as well as any comparable covenants running in favor of EPI; (vii) contracts or agreements relating to consultancies, professional retentions, agency, sales or distributorship arrangements pertaining to EPI or its products or activities; (viii) contracts, agreements or commitments requiring EPI to indemnify or hold harmless any Person (other than purchase orders entered into in the ordinary course of business and consistent with past practice); and (ix) all contracts with any customer or supplier listed on the EPI Disclosure Schedule pursuant to Section 3.21 hereto other than outstanding purchase orders for less than $10,000 in the ordinary course of business of EPI; (all agreements, arrangements or commitments to which EPI is a party, whether or not listed on the EPI Disclosure Schedule, being hereinafter referred to as "EPI CONTRACTS"). True and correct copies of all the EPI Contracts listed on the EPI Disclosure Schedule have been furnished to Equity. All EPI Contracts (other than leases of personal property involving less than $5,000 individually and $15,000 in the aggregate and other EPI Contracts the failure of which to be valid and binding would not reasonably be expected to have a Material Adverse Effect) are valid and binding in all material respects (subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally); EPI has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued; and no breach or default thereunder by EPI or, to the knowledge of EPI or any EPI Holder, any other party thereto has occurred that would reasonably be expected to impair the ability of EPI to enforce any material rights thereunder or which would reasonably be expected to result in any material liability to EPI or permit the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any material asset(s) of EPI.

                  (b) Except as set forth in the EPI Disclosure Schedule, there are no unsatisfied minimum guarantees under any EPI License.

                  (c) The consummation of the Acquisition and the other transactions contemplated hereby will not result in any violation or termination of, default or loss of benefit under, or give rise to a right of termination under, the terms of any EPI Contract. There are no negotiations pending or in progress to revise any material terms of such EPI Contracts.

         SECTION 3.17. EMPLOYEE AND LABOR MATTERS AND PLANS.

                  (a) The EPI Disclosure Schedule lists each of the following plans, contracts, policies and arrangements which is or, within six years prior to the date hereof, was sponsored, maintained or contributed to by, or otherwise binding upon EPI or, in the case of an "employee pension plan" (as defined in Section 3(2) of ERISA), an ERISA Affiliate for the benefit of any current or former employee, director or other personnel (including any such plan, contract, policy or arrangement approved or adopted before, but effective on or after, the date of this Agreement): (i) any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA; (ii) any personnel policy; and (iii) any other employment, consulting, collective bargaining, stock option, stock bonus, stock purchase, phantom stock, incentive, bonus, deferred compensation, retirement, severance, vacation, dependent care, employee assistance, material fringe benefit, medical, dental, sick leave, death benefit, golden parachute or other compensatory plan, contract, policy or arrangement which is not an employee benefit plan as defined in Section 3(3) of ERISA (each such plan, contract, policy and arrangement being herein referred to as an "EMPLOYEE PLAN"). Neither EPI nor any ERISA Affiliate maintains or has maintained or is or was ever obligated to contribute to (a) an employee pension plan which is or was subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code or which is or was subject to any of the provisions of Title IV of ERISA, or (b) a trust which is or was intended to be exempt from federal income tax under Section 501(c)(9) of the Code.

                  (b) With respect to each Employee Plan, EPI has delivered to Equity true and complete copies of (i) each contract, plan document, policy statement, summary plan description and other written material governing or describing the Employee Plan and/or any related funding arrangements (including, without limitation, any related trust agreement or insurance company contract) or, if there are no such written materials, a summary description of the Employee Plan; and (ii), where applicable, (1) the last two annual reports (5500 series) filed with the IRS or the Department of Labor; (2) the most recent balance sheet and financial statement; and (3) the most recent determination letter issued by the IRS, as well as any other determination letter, private letter ruling, opinion letter or prohibited transaction exemption issued by the IRS or the Department of Labor and any application therefor which is currently pending.

                  (c) Each Employee Plan has been maintained and administered in all material respects in accordance with its terms and in compliance with the provisions of applicable law, including, without limitation, applicable disclosure, reporting, funding and fiduciary requirements imposed by ERISA and/or the Code. All contributions, insurance premiums, benefits and other payments required to be made to or under each Employee Plan have been made timely and in accordance with the governing documents and applicable law. With respect to each Employee Plan, (i) no application, proceeding or other matter is pending before the IRS, the Department of Labor or any other governmental agency; (ii) no action, suit, proceeding or claim (other than routine claims for benefits) is pending or threatened; and (iii) to the knowledge of any EPI Holder, no facts exist which would reasonably be expected to give rise to an action, suit, proceeding or claim which, if asserted, could result in a material liability or expense to EPI, any EPI Subsidiary or the plan assets.

                  (d) With respect to each Employee Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, there has occurred no transaction which is prohibited by Section 406 of ERISA or which constitutes a "prohibited transaction" under Section 4975(c) of the Code and with respect to which a prohibited transaction exemption has not been granted and is not currently in effect.

                  (e) The EPI Disclosure Schedule identifies each funded Employee Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA (other than a multiemployer plan within the meaning of Section 3(37) of ERISA). With respect to each such Employee Plan, (i) the Employee Plan is a qualified plan under Section 401(a) or 403(a) of the Code, and its related trust is exempt from federal income taxation under Section 501(a) of the Code;
(ii) a favorable IRS determination letter is currently in effect and, since the date of the last determination letter, the Employee Plan has not been amended or operated in a manner which would adversely affect its qualified status and no event has occurred which has caused or could cause the loss of such status; and
(iii) there has been no termination or partial termination within the meaning of
Section 411(d)(3) of the Code. Neither EPI nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(f) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan which is a pension plan subject to Section 4064(a) of ERISA.

                  (f) No Employee Plan listed on the EPI Disclosure Schedule is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither EPI nor any ERISA Affiliate is or was obligated to contribute or otherwise a party to any such multiemployer plan.

                  (g) EPI and each ERISA Affiliate has complied in all material respects with the provisions of Section 4980B of the Code with respect to any Employee Plan or benefit arrangement which is a group health plan within the meaning of Section

5001(b)(1) of the Code. Except as may be required under Section 4980B of the Code or any similar state law requiring continuous coverage with respect to health plans, EPI does not maintain, contribute to, nor is obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services. Except as set forth in the EPI Disclosure Schedule, each Employee Plan may be unilaterally terminated and/or amended by EPI at any time without damage or penalty.

                  (h) The consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan.

                  (i) The EPI Disclosure Schedule sets forth by number and employment classification the approximate numbers of employees employed by EPI and each ERISA Affiliate as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements. There have been no audits of the equal employment opportunity practices of EPI and no reasonable basis for such claim exists. There is no unfair labor practice charge or complaint against EPI pending before the National Labor Relations Board or similar foreign agency or strike, dispute, slowdown or stoppage pending or threatened against or involving EPI and none has occurred since January 1, 1991. No representation question exists respecting the employees of EPI and no collective bargaining agreement is currently being negotiated by EPI, nor is any grievance procedure or arbitration proceeding pending under any collective bargaining agreement and no claim therefor has been asserted. EPI has not received notice from any union or employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions.

                  (j) The EPI Disclosure Schedule sets forth all outstanding loans and other advances made by EPI to any of its officers, directors, employees, stockholders or consultants.

         SECTION 3.18. INSURANCE POLICIES. The EPI Disclosure Schedule contains a correct and complete description of all insurance policies covering EPI and its employees, agents and assets. Each such policy is in full force and effect. All retroactive premium adjustments under any worker's compensation policy of EPI have been recorded in the Financial Statements in accordance with generally accepted accounting principles and are reflected in the Financial Statements. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. EPI has not failed to give any notice or present any claim thereunder in due and timely fashion where such failure would materially affect coverage thereunder. There are no pending claims against such insurance by or on behalf of EPI as to which the insurers have denied coverage or otherwise reserved rights.

         SECTION 3.19. BROKERAGE FEES. Neither EPI nor any of its Affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would be required to be paid by EPI.

         SECTION 3.20. NO PRODUCT LIABILITIES; PRODUCT WARRANTIES.

                  (a) EPI has not incurred, nor does EPI or any EPI Holder know of or have any reason to believe there is any reasonable basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) ("PRODUCT LIABILITY") with respect to any product sold or service rendered by EPI, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance, other than chargebacks and returns or allowances incurred in the ordinary course of business and consistent with past practice and none of which have, or would reasonably be expected to have a Material Adverse Effect.

                  (b) EPI has furnished Equity with the standard forms of purchase orders and purchase contracts for its products and services that are in effect between EPI and its principal customers, which forms contain all warranties and guarantees given by EPI to customers with respect to products and services, except for those warranties imposed by law. There are no pending or, to the knowledge of EPI or any EPI Holder, threatened claims under any warranty or guaranty against EPI. The EPI Disclosure Schedule lists all payments or settlements made in respect of any such warranty or guaranty (including without limitation any returns or allowances) in excess of $10,000 since January 1, 1994, indicating in each case the name of each customer, the amount of each payment and a brief description of the facts relating thereto.

         SECTION 3.21. SUPPLIERS, CUSTOMERS AND LICENSORS.

                  (a) The EPI Disclosure Schedule lists (i) all suppliers and licensors to which EPI made payments during the year ended December 31, 1995, or expects to make payments during the year ending December 31, 1996, in excess of five percent of the cost of sales as reflected on EPI's statement of operations for such period; (ii) all customers that paid EPI during the year ended December 31, 1995 or that EPI expects will pay to EPI during the year ending December 31, 1996, more than five percent of EPI's sales revenues as reflected on EPI's statement of operations for such period; and (iii) all licensors whose licensed products accounted during the year ended December 31, 1995, or that EPI expects will account during the year ending December 31, 1996, for more than five percent of EPI's sales revenues as reflected on EPI's statement of operations for such period.

                  (b) Neither EPI nor any EPI Holder has received any information from any of the customers, suppliers or licensors of EPI listed on the EPI Disclosure Schedule which would reasonably be expected to indicate that any of such customers, suppliers or licensors intend to cease purchasing from, selling to, licensing to or otherwise dealing with EPI, nor have they received any information from any such customer, supplier or licensor which would reasonably be expected to indicate it intends to alter in any material respect the amount of such purchases, sales or licensing or the extent of dealings with EPI or would alter in any material respect such purchases, sales, licensings or dealings in the event of the consummation of the Acquisition. Neither EPI nor any EPI Holder has any information which might reasonably be expected to indicate, nor has any information been brought to the attention of EPI or any EPI Holder which might reasonably be expected to indicate that, (i) any supplier will not be able to fulfill outstanding purchase orders by the delivery date indicated on the purchase order placed by EPI which, individually or in the aggregate, exceed $10,000; or (ii) any customer will cancel outstanding purchase orders placed with EPI which, individually or in the aggregate, exceed $10,000.

                  (c) Neither EPI nor, to the knowledge of EPI or any EPI Holder, any of the respective officers, directors or Affiliates of EPI, nor any relative or spouse (or relative of such spouse) of any such officer, director or Affiliate, nor any entity controlled by one of more of the foregoing:

                           (i) owns, directly or indirectly, any interest in
                  (excepting less than 2% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, licensor, customer or client of EPI;

                           (ii) owns, directly or indirectly, in whole or in
                  part, any tangible or intangible property that EPI uses in the conduct of business; or

                           (iii) has any cause of action or other claim
                  whatsoever against, or owes any amount to, EPI, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

         SECTION 3.22. INTELLECTUAL PROPERTIES. The EPI Disclosure Schedule sets forth a correct and complete list of all Intellectual Property now owned by or licensed to EPI which is used or presently proposed to be used in the business of EPI ("EPI INTELLECTUAL PROPERTY"), and each item constituting part of the EPI Intellectual Property has been, to the extent indicated on the EPI Disclosure Schedule, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other Governmental Entities, domestic or foreign, as are indicated on the EPI Disclosure Schedule and such registrations, filings and issuances remain in full force and effect. EPI owns or has the right to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all EPI Intellectual

Property necessary to the conduct of its business as presently being conducted, except where the failure to have such licenses or rights would not have a Material Adverse Effect. There are no limitations on the ability of EPI to use EPI Intellectual Property in any jurisdiction outside the United States in which EPI is engaged in material business activities. The validity of EPI Intellectual Property, the title thereto of EPI and the authority of EPI to use EPI Intellectual Property as such EPI Intellectual Property are presently being used is not being questioned in any claim to which EPI is a party or, to the knowledge of EPI or any EPI Holder, is subject, nor has any such claim been threatened within the preceding three years. The conduct of the business of EPI as now conducted does not infringe or conflict with any Intellectual Property of others. EPI has, as of the date hereof, and will have as of the Closing Date, satisfied all requirements necessary to maintain the validity of all EPI Intellectual Property, and the right to use such EPI Intellectual Property, necessary to the conduct of EPI's business as it is presently being conducted. Neither EPI nor any EPI Holder has knowledge of any use of any EPI Intellectual Property owned by or exclusively licensed to EPI that is now being made, except by EPI or by any person duly licensed by it to use the same under an EPI Contract disclosed on the EPI Disclosure Schedule. No infringement by others of any EPI Intellectual Property is known to EPI or any EPI Holder. All licenses and other agreements pertaining to EPI Intellectual Property are in compliance in all material respects with all applicable laws and regulations in all jurisdictions in which EPI conducts any business operations, including, without limitation, those pertaining to remittance of foreign exchange and taxation. All patents, patent applications, rights to inventions and other Intellectual Property heretofore owned or held by any employee of EPI and used in the business of EPI in any manner have been duly and effectively transferred to EPI. The consummation of the transactions contemplated hereby will not alter or impair the rights and interests of EPI in any of the EPI Intellectual Property, and EPI will have the same rights and interests in such items at and after the Closing as they will have immediately prior to the Closing. Since January 1, 1991, the business conducted by EPI has not been conducted under any corporate, trade or fictitious name except as indicated on the EPI Disclosure Schedule.

         SECTION 3.23. GOVERNMENT LICENSES. EPI has all licenses, permits and other governmental certificates, authorizations and approvals required by every federal, state, local and foreign Governmental Entity for the conduct of its business and the use of its properties as presently conducted or used including, without limitation, all licenses required under Environmental Laws and any federal, state, local or foreign law relating to public health and safety, or employee health and safety, other than violations of such requirements that do not, and would not reasonably be expected to, have a Material Adverse Effect (collectively, "EPI GOVERNMENT LICENSES"). The EPI Disclosure Schedule contains a true and complete list of the EPI Government Licenses, exclusive of any EPI Government Licenses with respect to state or local sales, use or other Taxes. All of the EPI Government Licenses are in full force and effect and no action or claim is pending nor, to the knowledge of EPI or any EPI Holder, is threatened to revoke or terminate any EPI Government License or declare any EPI Government License invalid in any material respect. EPI has taken all necessary action to maintain such EPI Government Licenses. The EPI Disclosure Schedule contains a true and complete list of all federal, state, local and foreign governmental or judicial consents, orders, decrees and other compliance agreements relating to EPI or any of its assets or business which have been served upon EPI or are known to EPI or any EPI Holder and under which EPI is operating or bound.

         SECTION 3.24. NO ILLEGAL OR IMPROPER TRANSACTIONS. Neither EPI nor any of its directors, officers or employees, has directly or indirectly used funds or other assets of EPI, or made any promise or undertaking in such regard, for
(a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign; (c) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund; and there have been no false or fictitious entries made in the books or records of EPI.

         SECTION 3.25. OFFICERS; DIRECTORS; BANK ACCOUNTS. The EPI Disclosure Schedule lists all directors and officers of EPI; all bank accounts, lock boxes, and safe deposit boxes of EPI that currently exist or have been existed since January 1, 1994, specifying with respect to each the name and address of the bank or other financial institution, the account number and all persons having signing authority or other access thereto; all persons authorized to borrow money or incur or guaranty indebtedness on behalf of EPI; all persons holding powers of attorney from EPI and a summary statement of the terms thereof; and the balance of each such account as of the date immediately prior to the date hereof.

         SECTION 3.26. EMPLOYEES. The EPI Disclosure Schedule lists all officers and employees of EPI at any time between January 1, 1995 and the date hereof whose total annualized compensation, including the full amount of any bonuses, commissions, profit sharing, perquisites or other remuneration paid or payable to each such person exceeds or exceeded $35,000 in the aggregate, together with a statement itemizing the amount and nature of such compensation, and the names and compensation rates of all independent contractors engaged by EPI whose annual compensation exceeds or exceeded $35,000, together with a statement of the full amount paid to each such contractor, in each case during the twelve-month period ended December 31, 1995 or payable to each such person in the future.

         SECTION 3.27. ENVIRONMENTAL MATTERS. Neither EPI nor any EPI Subsidiary, nor any of their respective officers, employees, representatives or agents, nor, to the knowledge of any EPI Holder, any other person, has utilized, treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable Environmental Law, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by EPI or any EPI Subsidiary, in violation of any Environmental Law, which violations may result in any material liability to EPI or any EPI Subsidiary or any of their respective officers, employees, representatives or agents.

         SECTION 3.28. CUSTOMS MATTERS. EPI has all licenses, permits, consents, orders, approvals and other authorizations necessary under the customs and trade laws of the United States of America, including without limitation bilateral trade agreements, to carry on its business as currently being conducted. EPI has properly reported all goods imported into the United States, accurately stated all dutiable costs thereof and paid all tariffs due thereon at the time of entry.

         SECTION 3.29. NO MISLEADING STATEMENTS. This Agreement, the information and schedules referred to herein and the information that has been furnished to Equity in writing in connection with the transactions contemplated hereby do not include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Neither
(i) differences in actual, future results from business projections and forecasts included in the information furnished to Equity nor (ii) inaccuracies in such information that have been corrected in subsequent information furnished to Equity in writing prior to the date hereof shall constitute misstatements of material fact for the purposes of this Section 3.29.


                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                        THE CLASS C HOLDER RESPECTING EPI

         Except as set forth (by reference to the applicable section of this Agreement) in the EPI Disclosure Schedule, the Class C Holder hereby represents and warrants to Equity as follows:

         SECTION 4.01. SUPPLIERS, CUSTOMERS AND LICENSORS. Such EPI Holder has not received any information from any of the customers, suppliers or licensors of EPI listed on the EPI Disclosure Schedule which would reasonably be expected to indicate that any of such customers, suppliers or licensors intend to cease purchasing from, selling to, licensing to or otherwise dealing with EPI, nor has she received any information from any such customer, supplier or licensor which would reasonably be expected to indicate it intends to alter in any material respect the amount of such purchases, sales or licensing or the extent of dealings with EPI or would alter in any material respect such purchases, sales, licensings or dealings in the event of the consummation of the Acquisition. Such EPI Holder has no information which might reasonably be expected to indicate, nor has any information been brought to the attention of such EPI Holder which might reasonably be expected to indicate that, (i) any supplier will not be able to fulfill outstanding purchase orders placed by EPI which, individually or in the aggregate, exceed $10,000; or (ii) any customer will cancel outstanding purchase orders placed with EPI which, individually or in the aggregate, exceed $10,000.

         SECTION 4.02. REPRESENTATIONS RESPECTING EPI. Such EPI Holder has no actual knowledge of any material inaccuracy or omission in the representations and warranties respecting EPI set forth in Article III.

                                    ARTICLE V

                          COVENANTS OF THE EPI HOLDERS

         SECTION 5.01. COVENANTS OF THE CLASS A HOLDERS.

                  (a) Each Class A Holder hereby agrees for a period of six months following the date hereof to consult and cooperate fully with Equity with respect to reasonable requests by Equity for information concerning the operations of EPI prior to the date hereof. Such consultation shall be limited to such times, during normal business hours, as Equity may reasonably request, and in any event shall not exceed 20 hours per month in the aggregate. Equity shall reimburse the Class A Holders, promptly upon presentation of receipts, for any out-of-pocket expenses incurred at the request of Equity in connection with such consultation. Any engagement by Equity of either Class A Holder beyond such six-month period, or in excess of 20 hours per month during such six-month period, shall be at the discretion of such Class A Holder and at mutually agreed rates.

                  (b) Each Class A Holder hereby covenants and agrees until December 31, 1999 not to (a) request or cause contracting parties, licensors, suppliers or customers with whom EPI has a business relationship to cancel or terminate any such business relationship with EPI or Equity, (b) solicit business from any licensor or customer of EPI as of the date hereof or within the twelve months prior to the date hereof in connection with any business which competes with the business conducted by EPI as of the date hereof, or (c) solicit, interfere with or entice from EPI or Equity any employee (or former employee) of EPI.

         SECTION 5.02. COVENANTS OF THE CLASS B HOLDERS. Each Class B Holder hereby covenants and agrees until December 31, 2000 not to, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business which competes with the business conducted by Equity (including without limitation the business being conducted by EPI as of the date hereof) in any geographic area where the business of Equity or any of its affiliates is then being conducted or is proposed to be conducted in any manner whatsoever; provided, however, that ownership of securities of a corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation, by itself, shall not be deemed a violation of this covenant. In addition, each such EPI Holder hereby covenants and agrees until December 31, 2000 not to (a) request or cause contracting parties, licensors, suppliers or customers with whom EPI or Equity has a business relationship to cancel or terminate any such business relationship with EPI or Equity or (b) solicit, interfere with or entice from EPI or Equity any employee (or former employee) of EPI.

         SECTION 5.03. COVENANTS OF CLASS C HOLDER.

                  (a) The Class C Holder hereby covenants and agrees until December 31, 1998 not to, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business which competes with the business conducted by Equity (including without limitation the business being conducted by EPI as of the date hereof) in any geographic area where the business of Equity or any of its affiliates is then being conducted or is proposed to be conducted in any manner whatsoever; provided, however, that ownership of securities of a corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation, by itself, shall not be deemed a violation of this covenant.

                  (b) The Class C Holder hereby covenants and agrees until December 31, 2000 not to, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business which (a) requests contracting parties, licensors, suppliers or customers with whom EPI or Equity has a business relationship to cancel, terminate, reduce or otherwise materially alter any such business relationship with EPI or Equity, (b) solicits business from any licensor or customer of EPI or Equity in connection with any business which competes with the business conducted by EPI or Equity, or (c) solicits, interferes with or entices from EPI or Equity any employee (or former employee) of EPI or Equity.

         SECTION 5.04. SCOPE OF RESTRICTIVE COVENANTS. Each EPI Holder acknowledges that the EPI Business is international in scope, that the restrictive covenants set forth in Section 5.01(b), Section 5.02 and Section
5.03 (including without limitation the territorial and time limitations thereof) (the "RESTRICTIVE COVENANTS") are necessary in order adequately to protect and maintain the goodwill, proprietary interests and other legitimate business interests of EPI being acquired by Equity and are reasonable in all respects, and that a breach or threatened breach of any of the Restrictive Covenants would cause irreparable injury to EPI for which money damages would be difficult to calculate and might not adequately compensate Equity. In the event of a breach or threatened breach of any of the Restrictive Covenants, in addition to all other remedies available to it, Equity shall be entitled to injunctive or other equitable relief. If any court determines that any part of a Restrictive Covenant is unenforceable, the parties intend and desire such court to reduce the duration or coverage of such provision to the minimum extent necessary to render such provision enforceable, and in its reduced form, such provision shall then be enforceable and shall be enforced. The existence of any claim or cause of action by an EPI Holder against Equity shall not constitute a defense to the enforcement by Equity of the Restrictive Covenants, but such claim or cause of action shall be litigated separately.

         SECTION 5.05. SURVIVAL. The provisions of this Article V shall survive the Closing Date and shall remain in full force and effect for the term of the covenants set forth in this Article V and, thereafter, to the extent a claim is made prior to such expiration with respect to any breach of such covenant, until such claim is finally determined or settled.

         SECTION 5.06. ASSIGNMENT. Notwithstanding anything else in this Agreement, Equity may assign its rights under this Article V to any affiliate of Equity or any successor in interest to Equity or the EPI Business, whether by merger, consolidation, purchase of assets or otherwise.


                                   ARTICLE VI

                                 INDEMNIFICATION

         SECTION 6.01. INDEMNIFICATION BY THE CLASS A AND CLASS B HOLDERS. From and after the Closing, the Class A Holders and the Class B Holders, severally in the proportions set forth on Schedule B and not jointly, shall reimburse, indemnify and hold harmless Equity, any of its affiliates and their directors, officers and employees against and in respect of any losses, damages, expenses, liabilities, claims, settlements, assessments and judgments (including reasonable costs and attorneys' fees and other expenses arising out of any claim, or the defense, settlement or investigation thereof, made with respect to any of the foregoing) incurred or suffered by such Person, arising out of, based upon or resulting from:

                  (a) breach of any Warranty of such EPI Holder under Article II of this Agreement;

                  (b) breach of any Warranty of any EPI Holder under Article III of this Agreement or under any document furnished to Equity by any EPI Holder in connection with the execution or performance of this Agreement, any nonfulfillment of any agreement or covenant on the part of any EPI Holder under this Agreement;

                  (c) breach of any Warranty of such EPI Holder under Section
         3.11 (Taxes), whether or not disclosed to Equity;

                  (d) any claim by or relating to Fina Oil and Chemical Company ("FINA") to the extent the principal event giving rise thereto occurred prior to the date hereof or results from or arises out of any action or inaction of EPI (or its agents or representatives) prior to the date hereof, including without limitation any claim with respect to the dispute disclosed pursuant to Section 3.12, and Equity shall have the right, at its sole discretion, to pursue business opportunities with Fina following the date hereof without affecting such indemnity, notwithstanding the limitations of Section 6.03(f)(ii); provided, however, that the EPI Holders shall not be liable for any claim relating to such dispute (including without limitation claims resulting from price reductions or credits, whether related to past or future business) if Equity or any of its Affiliates enter into future business transactions with Fina on or before December 31, 2000;

                  (e) any claim by or relating to (i) Pry Bar Industries, (ii) Paul M. Wintrode, (iii) Ted Theriaut and/or (iv) Tom Dewan and that results in a Material Adverse Effect to the extent the principal event giving rise thereto occurred prior to the date hereof or results from or arises out of any action or inaction of EPI (or its agents or representatives) prior to the date hereof;

                  (f) any claim by Jim Dutcher including without limitation claims relating to the "Sawtooth Pack" trademark; provided, however, that Equity shall use reasonable efforts to negotiate a concurrent use agreement with Mr. Dutcher with respect to such mark on terms that are
         (i) reasonably acceptable to Equity and (ii) exclude any use by Mr. Dutcher that would compete with the business of EPI as now being conducted; and neither the execution of such agreement nor the use of the mark by Mr. Dutcher if he executes such agreement shall give rise to any claim hereunder;

                  (g) any claim relating to the oil spill at the Pequot Avenue premises of EPI disclosed pursuant to Section 3.27;

                  (h) any claim relating to the GMC truck leased to EPI and used by Synergy Corporate Technologies Ltd.;

and any and all claims, legal proceedings, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.01.

         SECTION 6.02. INDEMNIFICATION BY THE CLASS C HOLDER. From and after the Closing, the Class C Holder shall reimburse, indemnify and hold harmless Equity, any of its affiliates and their directors, officers and employees against and in respect of any losses, damages, expenses, liabilities, claims, settlements, assessments and judgments (including reasonable costs and attorneys' fees and other expenses arising out of any claim, or the defense, settlement or investigation thereof, made with respect to any of the foregoing) incurred or suffered by such Person, arising out of, based upon or resulting from breach of any representation or warranty of the Class C Holder under this Agreement or any document furnished to Equity by the Class C Holder in connection with the execution or performance of this Agreement, any nonfulfillment of any agreement or covenant on the part of the Class C Holder under this Agreement or any agreement referred to herein; and any and all claims, legal proceedings, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.02. If the Class A Holders and the Class B Holders also are liable pursuant to Section 6.01 for any such loss, damage, expense, liability, claim, settlement, assessment or judgment, the liability of the Class C Holder to Equity shall be reduced by the aggregate liability of the Class A Holders and Class B Holders set forth on Schedule B.

         SECTION 6.03. LIMITATIONS.

                  (a) No party hereto shall be entitled to make any claim for indemnification under this Article IX with respect to the breach of any Warranty after the date on which such Warranty ceases to survive pursuant to Section 6.06.

                  (b) No EPI Holder shall have liability pursuant to this
Article VI or otherwise with respect to the Warranties in excess of the consideration paid or payable to such EPI Holder under this Agreement; provided, however, that such limitation shall not apply to claims against such EPI Holder relating to fraud by such EPI Holder.

                  (c) No claim shall be made under this Article VI or otherwise for any individual matter that does not have a Material Adverse Effect unless and until the aggregate of such matters equals $50,000 (and thereafter only to the extent such amount exceeds $50,000); provided, however, that such limitation shall not apply to fraud claims.

                  (d) Except as otherwise expressly provided by this Agreement, the EPI Holders shall not be liable to Equity under the Warranties or under this
Article VI with respect to matters which are set forth (by reference to the applicable section of this Agreement) in the EPI Disclosure Schedule.

                  (e) Equity shall have no right to terminate this Agreement as a result of an Indemnity Claim or a matter giving rise to a Indemnity Claim.

                  (f) The EPI Holders shall not be liable in respect of an Indemnity Claim:

                           (i) to the extent that the matter giving rise to the
                  whole or any part of the Indemnity Claim would not have arisen but for the passing or amendment, after the date of this Agreement, of or to any law, rule, regulation, or a change in the interpretation of any law or in any published administrative practice of any Governmental Entity of general application, or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this Agreement;

                           (ii) to the extent that the matter giving rise to the
                  Indemnity Claim would not have arisen but for an event occurring after the Closing Date by or at the request or direction of Equity or any Affiliate of Equity;

                           (iii) to the extent that Equity has recovered from a
                  person other than an EPI Holder, whether under a provision of applicable law, insurance policy or otherwise, with respect to the matter giving rise to the Indemnity Claim;

                           (iv) to the extent an Indemnifying Party is
                  prejudiced by the failure of an Indemnified Party to act in accordance with Section 6.04(a) in connection with the matter giving rise to the applicable Indemnity Claim;

                           (v) to the extent of any actual reduction in payments
                  due by Equity under Section 1.01 or Section 1.03 this Agreement as a result of allowance, provision, reserve or payment for the matter giving rise to the applicable Indemnity Claim.

                  (g) Equity shall not be entitled to recover more than once with respect to any Indemnity Claim.

                  (h) The EPI Holders shall be entitled to set off against any Indemnity Claim the amount of actual collections on the accounts receivable of EPI as of June 30, 1996 in excess of the amount of such receivables included in the balance sheet dated as of such date and included in the Financial Statements and, whether or not classified as an account receivable, up to $70,733 in collections relating to the investment of EPI in Ballantine and Reynolds, Inc.

         SECTION 6.04. NOTICE AND DEFENSE OF CLAIMS.

                  (a) Each party entitled to indemnification under this Article VI (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and, in the event of any claim or demand asserted by a third party, shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed and with Frydman Beck King & Arad LLP approved by Equity as counsel with respect to the claims specified in Section 6.01(e) and 6.01(f)), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless such failure to give notice materially adversely affected the ability of the Indemnifying Party to defend such claim. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation. The Indemnified Party shall not settle or compromise or admit liability for any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with such claim and litigation resulting therefrom.

                  (b) If an EPI Holder has made a payment to Equity pursuant to this Article VI and the Equity subsequently receives a payment with respect to the same claim pursuant to the final determination by a court of competent jurisdiction from which there is no appeal or whose judgement is not appealed within the period in which an appeal may properly by brought, Equity shall return to the EPI Holders an amount equal to the lesser of (i) the sum recovered (including any interest paid by the other person) net of any costs incurred in making recovery (save where such costs have been met by the EPI Holders) and any Tax liabilities of Equity in respect of such recovery and (ii) the amount paid by the EPI Holders to Equity or set off against the EPI Holders in respect of the Indemnity Claim.

         SECTION 6.05. NON-EXCLUSIVE REMEDY. Indemnification pursuant to this Agreement shall not preclude Equity from exercising any other remedies it may have, subject to the limitations set forth in Sections 6.03 and 6.04. Without limiting the generality of the foregoing, Equity shall have the right to set off any indemnification claims under this Article VI against any payments due under
Section 1.01.

         SECTION 6.06. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect through and including December 31, 1999 and, thereafter, to the extent a claim is made prior to such expiration with respect to any breach of such representation, warranty or agreement, until such claim is finally determined or settled; provided, however, that the representations and warranties contained in Sections 2.01 and 3.04 shall survive indefinitely; the representations and warranties in Section 3.27 shall survive for five years following the Closing Date; and the representations and warranties in Section 3.11 shall remain in full force and effect until the latest of (i) three years from the date of the last filing of a return or report of Taxes and covering such Taxes for which indemnification is provided herein, or (ii) the expiration of the applicable statute of limitations.

         SECTION 6.07. REIMBURSEMENT. Subject to Section 6.03, at the time that an Indemnified Party shall suffer a loss because of a breach of any warranty, representation or covenant by an Indemnifying Party or at the time the amount of any liability on the part of the Indemnifying Party under this Agreement is determined (which in the case of payment to third persons shall be the earlier of (i) the date of such payment, provided that the Indemnified Party has fully complied with Section 6.04; or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion or expiration of appeal rights) establishing such liability) (such loss or amount being hereinafter referred to as the "INDEMNITY CLAIM")), the Indemnifying Party shall forthwith, upon notice from the Indemnified Party, pay to the Indemnified Party the amount of the Indemnity Claim; provided, however, that if such Indemnity Claim becomes due prior to March 31, 2000, the Indemnifying Party may defer payment until the following March 31st and set off against any payment then due to the Indemnifying Party pursuant to Section 1.01. Any payment deferred until the following March 31st shall bear interest at the one year United States treasury bill rate then in effect. If such amount is not paid forthwith (or in the case of Indemnity Claims which become due prior to March 31, 2000, if such amount, plus any applicable interest, is not paid on or before the following March 31st), then the Indemnified Party may, at its option, take legal action against the Indemnifying Party for reimbursement in the amount of its Indemnity Claim. For purposes hereof the Indemnity Claim shall include the amounts so paid, or determined to be owing, by the Indemnified Party together with costs and reasonable attorney's fees and interest on the foregoing items (but only to the extent pre-judgment interest due the Indemnified Party is not already included within such items) at the rate of ten percent (10%) per annum from the date the Indemnity Claim is due from the Indemnifying Party (which, in the case of an Indemnity Claim deferred in accordance with the prior sentence, shall be the following March 31st) to the Indemnified Party as hereinabove provided, until the Indemnity Claim shall be paid. For the purposes of this Section 6.07, for any Indemnity Claim that becomes due prior to March 31, 1997, the phrase "the following March 31st" shall mean March 31, 1998.


                                   ARTICLE VII

                                   DEFINITIONS

                  As used in this Agreement, the following terms shall have the meanings set forth below:

                  "ACQUISITION" shall have the meaning given such term in the Recitals hereof.

                  "AFFILIATE" or "affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of "Affiliate", the term "control" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

                  "AGREEMENT" shall mean this Stock Purchase Agreement.

                  "BALANCE SHEET DATE" shall mean December 31, 1995.

                  "BASE INCOME" shall have the meaning given such term in
Section 1.01(b).

                  "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or legal holiday under the federal laws of the United States.

                  "CLASS A HOLDERS" shall mean Michael Beck and Philip D. Beck.

                  "CLASS B HOLDERS" shall mean Christopher Reynolds and Merryl Lambert.

                  "CLASS C HOLDER" shall mean Ronda Drummond.

                  "CLOSING" shall have the meaning given such term in Section 1.04.

                  "CLOSING DATE" shall mean the date on which the Closing occurs.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated as of March 13, 1996, between Equity and EPI.

                  "EQUITY" shall mean Equity Marketing, Inc., a Delaware corporation.

        "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign environmental statutes and regulations relating to pollution, hazardous substances or protection of the environment, including but not limited to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; related state, local and foreign laws; and all applicable published rules, regulations, directives, guidances and policies of the United States Environmental Protection Agency and of all similar state and local agency requirements.

                  "EPI" shall mean EPI Group Limited, a Delaware corporation.

                  "EPI BALANCE SHEET" shall mean the consolidated balance sheet of EPI at December 31, 1995.

                  "EPI BUSINESS" shall mean (i) all business relating to the current retail product lines of EPI and the current promotional customers of EPI (including without limitation, Shell, Fina, and ABC Bakers), (ii) all business relating to motor sports (except any promotional programs developed by Equity for Burger King), (iii) all business relating to retailers of petroleum products (including directly associated convenience stores) other than Chevron, (iv) Chevron business relating to motor sports, (v) all business relating to "cause-related" products or retail products in the crafts and activity categories, and (vi) such other business as the parties may from time to time agree.

                  "EPI COMMON STOCK" shall have the meaning given such term in the recitals hereof.

                  "EPI CONTRACTS" shall have the meaning given such term in
Section 3.15(a).

                  "EPI DISCLOSURE SCHEDULE" shall have the meaning given such term in the preamble to Article III.

                  "EPI GOVERNMENT LICENSE" shall have the meaning given such term in Section 3.23.

                  "EPI HOLDERS" shall have the meaning given such term in the preamble to this Agreement.

                  "EPI LICENSE" shall have the meaning given such term in
Section 3.16(a).

                  "EPI PRE-TAX INCOME BUDGET" shall have the meaning given such term in Section 1.02(a).

                  "EPI RECAPITALIZATION" shall mean the recapitalization of EPI pursuant to which the existing common stock of EPI were reclassified as two classes of common stock, one class of which is held by Philip D. Beck and Michael Beck and one class of which is held by Christopher Reynolds and Merryl Lambert, and created an additional class of common stock which is held by Ronda Drummond.

                  "EPI SUBSIDIARY" and "EPI SUBSIDIARIES" shall have the meaning given such terms in Section 3.03.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as it now exists and is hereafter amended.

                  "ERISA AFFILIATE" means any person, firm or entity (whether or not incorporated) which, by reason of its relationship with EPI or any EPI Subsidiary, is required to be aggregated with EPI under Sections 414(b), 414(c) or 414(m) of the Code, or which, together with EPI or any EPI Subsidiary, is a member of a controlled group within the meaning of Section 4001(a) of ERISA.

                  "EMPLOYEE PLAN" shall have the meaning given such term in
Section 3.17(a).

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "FINANCIAL STATEMENTS" shall have the meaning given such term in Section 3.07.

                  "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean generally accepted accounting principles in the United States.

                  "GOVERNMENTAL ENTITY" shall mean any foreign or domestic court, administrative agency or commission or other governmental authority or instrumentality.

                  "INDEMNIFIED PARTY" shall have the meaning given such term in
Section 6.04.

                  "INDEMNIFYING PARTY" shall have the meaning given such term in
Section 6.04.

                  "INDEMNITY CLAIM" shall have the meaning given such term in
Section 6.07.

                  "INTELLECTUAL PROPERTY" means all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade names, trade dress, logos and corporate names, all such existing worldwide, together with all renewals, translations, adaptions, derivatives and combinations thereof and including all goodwill associated therewith, all worldwide patents, patent applications, and patent disclosures together with all reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, material confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, manufacturing and production processes, customer and supplier lists, know how, trade secrets, shop rights, designs, drawings, patterns) all material computer software, all copyrights, copyright registrations and applications for the registration of copyrights and all other material proprietary rights and all contracts and arrangements for licensing the same to or from third parties.

                  "INTERIM FINANCIAL STATEMENTS" shall have the meaning given such term in Section 3.07.

                  "IRS" shall mean the Internal Revenue Service.

                  "KNOWLEDGE" of any EPI Holder with reference to EPI shall mean the actual knowledge of such EPI Holder after due inquiry to the management of EPI. "KNOWLEDGE" of EPI shall mean (i) the actual knowledge of any officer or director of EPI and (ii) matters of which such officers or directors reasonably should have been aware after due inquiry to the management and employees of EPI.

                  "LIENS" shall mean all liens, charges, security interests, rights or claims of others, restraints on transfer or other encumbrances, including without limitation any adverse claims, as such term is defined in
Article 8 of the New York Uniform Commercial Code.

                  "MATERIAL ADVERSE CHANGE" shall mean a change or a development involving a prospective change which would have a Material Adverse Effect.

                  "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, an actual or reasonably likely cost of $10,000 or more (aggregating for this purpose all matters relating to a particular event, circumstance or pattern or a series of related events, circumstances or patterns) on the business, prospects, results of operations, financial condition or assets of such Person, or actual or reasonably likely costs of $50,000 or more in the aggregate from the cumulative effect of a series of unrelated events, circumstances or patterns.

                  "MAXIMUM INSTALLMENT PAYMENTS" shall have the meaning given such term in Section 1.01(b).

                  "MINIMUM EPI INCOME" shall have the meaning given such term in
Section 1.01(b).

                  "PARTIAL SALE MULTIPLIER" shall have the meaning given such term in Section 1.03(b).

                  "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

                  "PERSON" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

                  "PRE-TAX INCOME" shall mean an amount calculated by deducting from the net sales from the operation of the EPI Business (i) standard costs,
(ii) carrying costs, (iii) direct salaries and benefits, (iv) direct operating expenses, (v) interest expense of the EPI Business, and (vi) an allocated portion of Equity's corporate operating overhead expense. For purposes of this definition, all defined terms, and the accounting methodology used in determining actual and budged amounts relative to such terms, shall be applied consistently among Equity's business units.

                  For purposes of this definition, "standard costs" shall include, without limitation, direct costs of the EPI Business associated with merchandise manufacturing and tooling, quality and safety testing, royalties paid to third party property rights holders, freight transportation and brokerage (including, without limitation, ocean, air and inland freight), insurance (including, without limitation, freight insurance), customs (including, without limitation, duties, clearance and brokerage fees), third party warehousing and distribution costs, and letter of credit finance costs.

                  For purposes of this definition, "carrying costs" shall include, without limitation, direct costs of the EPI Business associated with product creative work, design and development (including, without limitation, third party costs as well as direct internal labor allocations based on actual hours worked at the same hourly rates charged to other Equity business units), product samples, product liability insurance, an allowance for sales returns (including, without limitation, inventory obsolescence reserves), an allowance for bad debt expense, interest expense (as such term is defined below), sales commissions, and pitch costs.

                  For purposes of this definition, "direct salaries and benefits" shall include without limitation, direct costs of the EPI Business associated with payroll (including, without limitation, salaries, temporary help, taxes, benefits, car allowances and automobile parking).

                  For purposes of this definition, "operating expenses" shall include, without limitation, direct costs of the EPI Business associated with meals and lodging, travel and entertainment, delivery services (including, without limitation, regular and overnight mail and messenger service), trade shows, showroom expenses and advertising.

                  For purposes of this definition, "interest expenses" shall be calculated:

                  (i) on amounts paid to third parties in connection with funding the actual costs of production for the EPI Business, including, without limitation, costs associated with tooling and manufacturing, quality and safety testing, royalties paid to third party property rights holders, freight transportation and brokerage (including, without limitation, ocean, air and inland freight), third party warehousing and distribution costs, insurance (including without limitation, freight and product liability insurance), customs (including without limitation, duties, clearance and brokerage fees), bank fees, product creative work, design and development, product samples, and commissions paid to third party sales personnel;

                  (ii) from the date the applicable cost was paid through the date Equity receives the sales revenue associated with such cost from the EPI Business customers; and

                  (iii) at the prime rate reported in the Wall Street Journal plus one percent (1%).

                  For purposes of this definition, "Equity's corporate operating overhead allocations" shall be the total direct and indirect operating expenses attributed to Equity's corporate service units. Such expenses shall include, without limitation, service unit payroll (including without limitation salaries, taxes and benefits), real estate occupancy, utilities, telephone/telefax, office supplies, consulting and professional fees, property insurance, travel and entertainment, delivery services (including without limitation, regular and overnight mail and messenger service), premises/equipment lease expense, maintenance and repair, depreciation (including without limitation, equipment and leasehold improvements), and amortization (including without limitation, goodwill). Such expenses shall be allocated to the EPI Business based upon the ratio of total annual sales of the EPI Business to the aggregate of total annual sales of the EPI Business and all other business units of Equity; provided however, that in no event shall the allocation of such expenses to the EPI Business exceed ten percent (10%) of the net sales of the EPI Business for the applicable period.

                  "PRODUCT LIABILITY" shall have the meaning given such term in
Section 3.20.

                  "REGULATORY AUTHORITY" shall mean any foreign, United States federal or state government or governmental authority the approval of which, or filing with, is legally required or permitted for consummation of the transactions contemplated by this Agreement.

                  "REMAINDER MULTIPLIER" shall have the meaning given such term in Section 1.03(b).

                  "RESTRICTIVE COVENANT" shall have the meaning given such term in Section 5.04.

                  "TAX" and "TAXES" shall have the meaning given such terms in
Section 3.11.

                  "TAX RETURN(S)" shall have the meaning given such term in
Section 3.11.

                  "WARRANTIES" shall mean all representations, warranties, covenants or undertakings on the part of the EPI Holders, or any of them, which are set forth in this Agreement or in any document delivered pursuant to the terms hereof.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.01. TAKING OF NECESSARY ACTION; SPECIFIC PERFORMANCE. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, EPI, the EPI Holders and Equity shall use all commercially reasonable efforts to obtain and make all consents, approvals, assurances and filings of or with third parties and Governmental Entities necessary or, in the reasonable opinion of Equity, EPI or the EPI Holders, advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the others in good faith to help the other satisfy its obligations hereunder and thereunder. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall take all such necessary action. Equity, EPI and the EPI Holders understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of Equity, EPI and the EPI Holders to consummate the Acquisition, that the Acquisition is a unique business opportunity for EPI, the EPI Holders and Equity, and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, EPI, the EPI Holders and Equity agree that Equity shall be entitled to obtain specific performance by EPI and the EPI Holders of every such covenant and undertaking contained herein to be performed by EPI and/or the EPI Holders and that the EPI Holders shall be entitled to obtain specific performance from Equity of each and every covenant and undertaking herein contained to be observed or performed by Equity.

         SECTION 8.02. EFFECT OF DUE DILIGENCE. Except with respect to the matters set forth in Section 6.01(c) and Section 6.01(d), Equity represents that it has no present intention to bring a claim under Article VI. Notwithstanding the foregoing, no investigation by or on behalf of Equity into the business, operations, prospects, assets or condition (financial or otherwise) of EPI shall diminish in any way the effect of any representations or warranties made by the EPI Holders in this Agreement or shall relieve the EPI Holders of any of their respective obligations under this Agreement.

         SECTION 8.03. EXPENSES. Up to $30,000 of professional fees and other transaction costs of EPI and the EPI Holders may be paid by EPI. Except as set forth in the preceding sentence and as otherwise provided in Section 8.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

         SECTION 8.04. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

         SECTION 8.05. ENTIRE AGREEMENT. This Agreement and the other documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, other than the Confidentiality Agreement, which conflicts with, or may have related to, the subject matter hereof or thereof in any way, including without limitation that certain letter agreement, dated July 29, 1996, between Equity and EPI, as amended.

         SECTION 8.06. CONSTRUCTION. All section and article references are to this Agreement unless otherwise expressly provided. All references to contracts and agreements shall include both written and oral contracts and agreements.

         SECTION 8.07. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax or telegraphic communication, or by recognized overnight courier marked for overnight delivery addressed as follows:

                  (a) If to the Class A and Class B Holders, at the respective addresses set forth on Schedule A, with a copy to: Frydman Beck King & Arad, LLP, 950 Third Avenue, New York, New York 10022, telefax 212-750-0101,
Attention: Graham N. Arad, Esq.; and

                  (b) If to the Class C Holder, at the address set forth on Schedule A, with a copy to: Johnston, Taylor, Allison & Hord, 610 East Morehead Street, Charlotte, North Carolina 28236, telefax 704-376-1628, Attention: J. Whitfield Wilks, Esq.; and

                  (c) If to Equity, 131 South Rodeo Drive, Beverly Hills, California 90212, telefax 310-887-4400, Attention: Chairman, with a copy to:
Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, telefax 212-752-5958, Attention Merrill M. Kraines, Esq.;

or such other addresses as shall be furnished by like notice by such party. All such notices and communications shall, when telecopied (immediately thereafter confirmed by telephone) or telegraphed, be effective when telecopied or delivered to the telegraph company, respectively, or if sent by nationally recognized overnight courier service, be effective one Business Day after the same has been delivered to such courier service marked for overnight delivery.

         SECTION 8.08. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to or application of any conflicts of laws principles.

         SECTION 8.09. CONSENT TO JURISDICTION; RECEIPT OF PROCESS. EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF, AND CONFERS NON-EXCLUSIVE JURISDICTION UPON, ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF LOS ANGELES, AND APPROPRIATE APPELLATE COURTS THEREFROM, OVER ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT AS A DEFENSE IN ANY SUCH ACTION, SUIT OR PROCEEDING, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH FEDERAL OR STATE COURT AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT OR TRIBUNAL HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE STATE OF CALIFORNIA, PROVIDED THAT NOTICE THEREOF IS PROVIDED PURSUANT TO PROVISIONS FOR NOTICE UNDER THIS AGREEMENT.

         SECTION 8.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.11. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                             EQUITY MARKETING, INC.


                             By: /s/ STEPHEN P. ROBECK
                                 Stephen P. Robeck
                                 Chairman and Co-Chief Executive Officer


                             By: /s/ DONALD A. KURZ
                                 -------------------------------
                                 Donald A. Kurz
                                 President and Co-Chief Executive Officer



                                 /s/ CHRISTOPHER REYNOLDS
                                 -------------------------------
                                 Christopher Reynolds


                                 /s MERRYL LAMBERT REYNOLDS
                                 -------------------------------
                                 Merryl Lambert Reynolds


                                 /s MICHAEL BECK
                                 -------------------------------
                                 Michael Beck


                                 /s/ PHILIP D. BECK
                                 -------------------------------
                                 Philip D. Beck


                                 /s/ RONDA DRUMMOND
                                 -------------------------------
                                 Ronda Drummond

                                                                      SCHEDULE A


                                   EPI HOLDERS


                  Name and address                             Shares

                  Michael Beck                                   400
                  2000 Island Blvd. #1206
                  Williams Island, Florida  33160

                  Philip D. Beck                                 150
                  188 Fairway Road
                  Lido Beach, New York  11561

                  Christopher Reynolds                           225
                  122 Morehouse Road
                  Easton, Connecticut  06612

                  Merryl Lambert Reynolds                        225
                  122 Morehouse Road
                  Easton, Connecticut  06612

                  Ronda Drummond                                 111
                  3104 Mossy Oak Lane
                  Bedford, Texas  76021

                                                                      SCHEDULE B


                           OBLIGATIONS OF EPI HOLDERS

         Any liability of the EPI Holders pursuant to this Agreement (other than liabilities pursuant to Article II) shall be allocated in the percentages set forth below; provided, however, that any such liability that results from a transaction or circumstance with respect to which one or more EPI Holders have received a personal benefit shall be allocated solely to such EPI Holder or Holders to the extent of the liabilities resulting from such benefit and then in the percentages set forth below.

===============================================================================

                                   Indemnities For Which    Indemnities for Which
          Name of EPI Holder          Class C Liable         Class C Not Liable
--------------------------------------------------------------------------------
Michael Beck                              36.00%                   40.00%
--------------------------------------------------------------------------------
Philip D. Beck                            13.50%                   15.00%
--------------------------------------------------------------------------------
Merryl Lambert                            20.25%                   22.50%
Reynolds
--------------------------------------------------------------------------------
Christopher Reynolds                      20.25%                   22.50%
================================================================================
Ronda Drummond                            10.00%                     --

===============================================================================